Exhibit 99.1

Blount Announces Fourth Quarter and Full Year 2014 Results

•	Fourth quarter 2014 sales increased seven percent compared to 2013

•	Fourth quarter 2014 Adjusted EBITDA increased 24 percent compared to 2013

•	Full year 2014 sales were $945 million and Adjusted EBITDA was $138 million

•	Full year 2014 free cash flow was $46 million

PORTLAND, OR - March 11, 2015: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the fourth quarter and full year ended December 31, 2014.

Results for the Quarter and Full Year Ended December 31, 2014
Sales in the fourth quarter were $232.2 million, an increase of $15.3 million or seven percent compared to the fourth quarter of 2013. Operating loss for the fourth quarter of 2014 was $2.5 million compared to an operating loss of $16.5 million in the same quarter last year. Adjusted EBITDA in the fourth quarter was $30.5 million, an increase of $6.0 million or 24 percent compared to the fourth quarter of 2013. Fourth quarter net loss was $2.4 million, or $0.05 per diluted share, compared to net loss of $21.5 million, or $0.43 per diluted share, in the fourth quarter of 2013.

Sales for the full year were $944.8 million, an increase of $44.2 million or five percent compared to full year 2013. Operating income for 2014 was $64.2 million compared to operating income of $37.5 million for full year 2013. Adjusted EBITDA for full year 2014 was $138.0 million, an increase of $14.5 million or 12 percent compared to full year 2013. The full year 2014 net income was $36.6 million, or $0.73 per diluted share, compared to net income of $4.8 million, or $0.10 per diluted share, for full year 2013.

“We operated well in 2014, and our results reflect our performance and stronger demand in our core business compared to the previous year,” stated Josh Collins, Blount’s Chairman and CEO. “Our continued focus on Operational Excellence and our targeted cost reductions positively impacted our results for the quarter and the full year.”

Collins continued, "Looking ahead to 2015, we are focused on continuing to operate well, but we expect to encounter significant headwinds from foreign currency markets related to the strength of the U.S. Dollar."

Blount operates primarily in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had fourth quarter 2014 sales of $160.4 million, which was $12.7 million higher than the fourth quarter of 2013. Sales volume increases were partially offset by foreign exchange rate impacts on reported sales and a reduction in average prices. Fourth quarter 2014 sales increased in all geographic regions compared to fourth quarter of 2013. North America generated approximately 11 percent growth, Europe and Russia improved about one percent, Asia sales increased 19 percent, and the rest of the world generated nearly 10 percent growth. Foreign exchange rates reduced segment sales by more than three percent as the U.S. Dollar strengthened versus nearly all currencies in the quarter. The largest impacts came from the Euro and Russian currencies. Lower average prices resulted primarily from targeted price reductions put in place earlier in 2014 in certain geographic markets. The change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Fourth quarter 2013	$147.7
Increase / (Decrease)
Foreign Exchange	(4.7)	(3.2)%
	143.0	(3.2)%
Unit Volume	20.3	13.7%
Selling Price / Mix	(2.8)	(1.9)%
Fourth quarter 2014	$160.4	8.6%

Segment backlog was $140.1 million at December 31, 2014, a decrease of seven percent from $150.9 million on December 31, 2013.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) was $23.9 million and $31.2 million, respectively, for the fourth quarter of 2014, and includes $8.1 million of allocated shared services expenses. Contribution to operating income improved 46.1 percent and Adjusted EBITDA improved 18.1 percent for the fourth quarter of 2014 versus the fourth quarter of 2013. The change in FLAG contribution to operating income for the comparable fourth quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Fourth quarter 2013	$16.3	11.1%	$10.1	$26.4	17.9%
Increase / (Decrease)
Steel Costs	(1.2)
Foreign Exchange	1.0
	16.1	11.3%
Unit Volume	8.9
Selling Price / Mix	(2.8)
Costs / Mix	(1.7)
	20.5	12.8%
Acquisition accounting(1)	0.1
Impairment of Acquisition Intangibles	3.3
Fourth quarter 2014	$23.9	14.9%	$7.3	$31.2	19.4%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA improved primarily due to higher sales volumes and favorable foreign exchange rates. Increased steel costs, lower average pricing, and slightly higher costs partially offset the improvements in those areas. The closure of a higher cost FLAG manufacturing plant announced in 2013 and higher plant utilization rates (89 percent in the fourth quarter of 2014 compared to 65 percent in the fourth quarter of 2013) contributed to improved overall operating efficiency. The manufacturing cost improvement was more than offset by an increase in SG&A spending, driven mostly by incentive compensation expense as 2014 results compare more favorably to target than in 2013 and higher training, travel, and relocation expenses.

Farm, Ranch, and Agriculture
The FRAG segment reported fourth quarter 2014 sales of $63.3 million, an increase of $0.2 million from the fourth quarter of 2013, mainly due to stronger average pricing. Sales volumes declined approximately one percent, but were more than offset by increased average pricing of nearly two percent. The overall change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Fourth quarter 2013	$63.1
Increase / (Decrease)
Foreign Exchange	(0.1)	(0.1)%
	63.0	(0.1)%
Unit Volume	(0.7)	(1.2)%
Selling Price / Mix	1.0	1.6%
Fourth quarter 2014	$63.3	0.4%

Segment backlog was $28.8 million at December 31, 2014 compared to $31.4 million at December 31, 2013.

The FRAG segment had $2.3 million of Adjusted EBITDA in the fourth quarter of 2014. FRAG segment contribution to operating loss was $21.4 million after $3.9 million of depreciation and amortization expense, $2.5 million of allocated shared services expenses, and $19.7 million in non-cash charges related to impairment of certain acquired intangible assets. The change in the fourth quarter 2014 contribution to operating loss compared to the fourth quarter of 2013 is presented below.

Change in FRAG Segment Contribution to Operating Loss and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Loss	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Fourth quarter 2013	$(24.0)	(38.0)%	$26.2	$2.3	3.6%
Increase / (Decrease)
Steel Costs	—
Foreign Exchange	0.1
	(23.9)	(37.9)%
Unit Volume	(0.1)
Selling Price / Mix	1.0
Costs / Mix	(0.7)
	(23.6)	(37.4)%
Acquisition accounting(1)	0.3
Impairment of Acquisition Intangibles	1.9
Fourth quarter 2014	$(21.4)	(33.8)%	$23.7	$2.3	3.6%

(1) Represents change in acquisition accounting impact for all FRAG business units

The benefit of improved average pricing was more than offset by slightly lower volumes and higher costs in the FRAG segment, mainly due to additional spending in SG&A related to wages and benefits. Wages and benefits increased primarily due to additional headcount, wage inflation, and higher incentive compensation expenses. Product sales mix in the fourth quarter of 2014 included relatively lower margin products compared to 2013. The FRAG operating loss is also partially attributed to an impairment of purchased intangible assets.

Corporate and Other
Corporate and Other generated net expense of $4.9 million in the fourth quarter of 2014 compared to net expense of $8.9 million in the fourth quarter of 2013. Fourth quarter 2014 net expense improved primarily as a result of lower restructuring expenses and professional fees. Higher professional fees in the prior year were driven mostly by financial statement audit costs.

Net Income
Fourth quarter 2014 net loss decreased primarily due to higher overall operating income in the fourth quarter of 2014 compared to 2013 and lower intangible asset impairment charges. Fourth quarter 2014 net interest expense was flat. Other income improved $2.2 million primarily as a result of foreign exchange impacts on non-operating assets. The change in net loss for the fourth quarter of 2014 compared to the fourth quarter of 2013 is summarized in the table below.

Change in Consolidated Net Loss
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Loss	Income Tax Effect	Net Loss	Diluted Earnings per Share
Fourth quarter 2013 Results	$(21.3)	$0.2	$(21.5)	$(0.43)
Change due to:
Increased operating income excluding acquisition accounting	8.6	(0.1)	8.7	0.17
Acquisition accounting & impairment	5.4	(0.1)	5.5	0.11
Increased net interest expense	(0.1)	—	(0.1)	—
Change in other expense	2.2	—	2.3	0.04
Change in income tax rate	—	(2.7)	2.7	0.05
Fourth quarter 2014 Results	$(5.1)	$(2.7)	$(2.4)	$(0.05)

Cash Flow and Debt
As of December 31, 2014, the Company had net debt of $356.9 million, a decrease of $38.2 million from December 31, 2013 and an increase of $5.9 million compared to September 30, 2014. The decrease in net debt since December 31, 2013 was primarily the result of generating free cash flow of $45.6 million in 2014 partially offset by the CCF-related acquisition of Pentruder and foreign exchange impacts on cash. Fourth quarter 2014 free cash flow was a use of $6.3 million compared to generation of $7.8 million in the fourth quarter of 2013. The decrease in free cash flow in the fourth quarter of 2014 as compared to 2013 was the result of a large conversion of working capital to cash in the prior year and an increase of $1.8 million of capital spending in the fourth quarter of 2014, mostly on continued capacity increases in China and Canada. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 2.6x as of December 31, 2014, which is an improvement compared to December 31, 2013 and reflects lower net debt and increased Adjusted EBITDA.

2015 Financial Outlook
Prior to the recent significant movement in currency exchange rates, our expectation was for FLAG sales to return to historic rates of growth with a modest headwind related to ordering patterns from our largest OEM customer. However, we now assume that the recent, significant change in foreign currency markets related to the strength of the U.S. Dollar will override those patterns. The Company has significant foreign sales denominated in U.S. Dollars. As a result, many of the Company's products are effectively priced higher for our customers. While it is still early in the year and significant uncertainty exists, we now estimate the Company's fiscal year 2015 sales to range between $900 million and $950 million, operating income to range between $78 million and $94 million, and Adjusted EBITDA to range between $130 million and $145 million. Our expectation for sales assumes FLAG segment sales decline one percent to seven percent and FRAG segment sales remain flat to an increase of three percent, both compared to 2014 levels. In 2015, steel prices are expected to increase by $1 million to $2 million compared to 2014. The 2015 operating income outlook includes non-cash charges of approximately $12 million related to acquisition accounting amortization. Free cash flow in 2015 is expected to range between $40 million and $50 million, after approximately $40 million to $50 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2015, and the effective income tax rate for continuing operations is expected to be between 34 percent and 37 percent in 2015.

The Company's outlook range for Sales, Operating Income, and Adjusted EBITDA in 2015 versus 2014 is presented in the table below. The table illustrates the foreign currency translation impact at prior year business volumes as well as the expected 2015 unit volume effect resulting from market and currency driven demand pressure related to effectively higher U.S. Dollar denominated prices.

Change in Sales, Operating Income, and Adjusted EBITDA
(in millions; amounts may not sum due to rounding)
	Sales		Operating Income		EBITDA
	High	Low	High	Low	High	Low
2014 Actual	$944.8	$944.8	$64.2	$64.2	$138.0	$138.0
					14.6%	14.6%
Increase / (Decrease)
Impairment	—	—	21.1	21.1	—	—
Restructuring	—	—	2.8	2.8	—	—
Depreciation, Amortization & Other	—	—	(1.6)	(1.6)	—	—
Foreign Currency Translation	(20.0)	(40.0)	1.0	2.0	1.0	2.0
Steel	—	—	(1.0)	(2.0)	(1.0)	(2.0)
	924.8	904.8	86.5	86.5	138.0	138.0
Unit Volume	20.2	(6.8)	7.4	(2.6)	7.4	(2.6)
Selling Price / Mix	5.0	2.0	5.0	2.0	5.0	2.0
Costs / Mix	—	—	(5.4)	(7.4)	(5.4)	(7.4)
2015 Outlook	$950.0	$900.0	$93.5	$78.5	$145.0	$130.0
			9.8%	8.7%	15.3%	14.4%

A comparison of key operating indicators for 2014 actual results and the 2015 outlook mid-point is provided in the table below.

(In millions)	2014 Actual	2015 Outlook Mid-Point
Sales	$944.8	$925.0
Operating Income(1)	64.2	86.0
Adjusted EBITDA	138.0	137.5
Free Cash Flow	45.6	45.0
Net Capital Expenditures	37.1	45.0
Net Debt at Period End(2)	356.9	312.0
Net Debt/Adjusted EBITDA	2.6x	2.3x
(1) 2014 Actual Operating Income includes a $21.1 million non-cash charge related to impairment of certain acquired intangible assets
(2) 2015 Outlook does not include potential share repurchases

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income (Loss)	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Sales	$216,946	$232,212	$900,595	$944,819
Cost of sales	161,258	164,730	658,633	669,703
Gross profit	55,688	67,482	241,962	275,116
Selling, general, and administrative expenses	45,836	49,768	173,516	187,054
Facility closure & restructuring charges	1,477	510	6,046	2,763
Impairment of acquired intangible assets	24,879	19,655	24,879	21,074
Operating income (loss)	(16,504)	(2,451)	37,521	64,225
Interest expense, net of interest income	(4,029)	(4,089)	(17,837)	(17,171)
Other income (expense), net	(799)	1,438	(2,120)	4,700
Income (loss) before income taxes	(21,332)	(5,102)	17,564	51,754
Provision (benefit) for income taxes	194	(2,663)	12,724	15,190
Net income (loss)	$(21,526)	$(2,439)	$4,840	$36,564

Basic net income (loss) per share:	$(0.43)	$(0.05)	$0.10	$0.74
Diluted net income (loss) per share:	$(0.43)	$(0.05)	$0.10	$0.73
Shares used for per share computations:
Basic	49,587	49,707	49,478	49,652
Diluted	50,217	50,505	50,122	50,272

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2013	2014	2013	2014
Net cash provided by operating activities	$16,494	$4,178	$97,055	$82,707
Net purchases of property, plant, and equipment	(8,650)	(10,428)	(29,411)	(37,092)
Free cash flow	$7,844	$(6,250)	$67,644	$45,615

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2013	2014	2013	2014
Sales:
FLAG	$147,731	$160,412	$613,105	$644,848
FRAG	63,051	63,288	260,297	269,158
Corporate and Other	6,164	8,512	27,193	30,813
Total sales	$216,946	$232,212	$900,595	$944,819
Contribution to operating income (loss):
FLAG	$16,343	$23,884	$83,215	$102,314
FRAG	(23,957)	(21,402)	(18,641)	(17,457)
Corporate and Other	(8,890)	(4,933)	(27,053)	(20,632)
Operating income (loss)	$(16,504)	$(2,451)	$37,521	$64,225

Condensed Consolidated Balance Sheets	December 31,	December 31,
(Amounts in thousands)	2013	2014
Assets:
Cash and cash equivalents	$42,797	$27,254
Accounts receivable	110,807	123,099
Inventories	156,955	163,572
Asset held for sale	7,680	7,200
Other current assets	38,114	41,686
Property, plant, and equipment, net	164,194	169,440
Other non-current assets	295,804	261,419
Total Assets	$816,351	$793,670
Liabilities:
Current maturities of long-term debt	$15,016	$15,131
Other current liabilities	113,485	129,928
Long-term debt, net of current maturities	422,972	369,072
Other long-term liabilities	110,478	121,982
Total liabilities	661,951	636,113
Stockholders’ equity	154,400	157,557
Total Liabilities and Stockholders’ Equity	$816,351	$793,670

Net debt (Current maturities of long-term debt plus
Long-term Debt less Cash and cash equivalents)	$395,191	$356,949

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$147,731	$160,412	$63,051	$63,288	$6,164	$8,512	$216,946	$232,212

Operating income (loss)	16,343	23,884	(23,957)	(21,402)	(8,890)	(4,933)	$(16,504)	$(2,451)
Depreciation	6,254	6,870	1,447	1,168	1,821	125	9,522	8,163
Non-cash acquisition accounting charges	524	438	3,185	2,880	—	185	3,709	3,503
Impairment charges	3,292	—	21,587	19,655	—	—	24,879	19,655
Stock compensation	—	—	—	—	1,435	1,116	1,435	1,116
Facility closure and restructuring charges	—	—	—	—	1,477	510	1,477	510
Other	—	—	—	—	—	—	—	—
Adjusted EBITDA	$26,413	$31,192	$2,262	$2,301	$(4,157)	$(2,997)	$24,518	$30,496

Twelve Months Ended December 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$613,105	$644,848	$260,297	$269,158	$27,193	$30,813	$900,595	$944,819

Operating income (loss)	83,215	102,314	(18,641)	(17,457)	(27,053)	(20,632)	$37,521	$64,225
Depreciation	25,322	25,986	5,281	4,928	2,876	511	33,479	31,425
Non-cash acquisition accounting charges	2,055	1,523	12,698	11,400	—	677	14,753	13,600
Impairment charges	3,292	—	21,587	21,074	—	—	24,879	21,074
Stock compensation	—	—	—	—	5,607	4,924	5,607	4,924
Facility closure and restructuring charges	—	—	—	—	6,046	2,763	6,046	2,763
Other	—	—	—	—	1,196	—	1,196	—
Adjusted EBITDA	$113,884	$129,823	$20,925	$19,945	$(11,328)	$(11,757)	$123,481	$138,011

	Total Company
Twelve Months Ended December 31,	2014 Actual	2015 Outlook
Total sales	$944,819	$925,000

Operating income	$64,225	$86,000
Depreciation	31,425	34,000
Non-cash acquisition accounting charges	13,600	12,000
Impairment of acquired intangible assets	21,074	—
Stock compensation	4,924	5,500
Facility closure and restructuring charges	2,763	—
Other	—	—
Adjusted EBITDA	$138,011	$137,500